Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Nine-Month Period Ended
September 30, 2014
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$62,184
Plus:
Fixed Charges (excluding capitalized interest)	89,430

Total earnings	$151,614

Fixed Charges:
Interest expensed and capitalized	$86,735
An estimate of the interest component within rental expense	2,695
Total fixed charges before preferred dividends	$89,430

Preferred dividends	-
Ratio of pre tax income to net income	1.01
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$89,430
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.70

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$62,184
Plus:
Fixed Charges (excluding capitalized interest)	30,321

Total earnings	$92,505

Fixed Charges:
Interest expensed and capitalized	$27,626
An estimate of the interest component within rental expense	2,695

Total Fixed Charges before preferred dividends	$30,321

Preferred dividends	-
Ratio of pre tax income to net income	1.01
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$30,321
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.05